Exhibit 99.2

Earnings Conference Call October 23, 2008

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for the 3rd quarter of 2008. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

We are very pleased with our third quarter results and we believe that 2008 will be another year of strong growth, despite the challenging business and economic environment. I am very proud to report that Q3 was the strongest quarter in the Company’s history.

Revenues were $39.7 million, an increase of 32% over 3rd quarter 2007, and once again a very strong quarter. It was also our 23rd consecutive positive quarter in terms of operating income and cash flow. Our gross profit for the quarter was 70% of revenue and our operating income was 29% of revenue.

During the quarter, we sold an additional 365 new accounts, including 62 new banks, and 303 new enterprise security customers. This compares to the third quarter a year ago in which we sold 608 new accounts, including 106 banks and 502 enterprise security customers. We now have approximately 1,200 banks and 6,800 enterprise security customers in more than 100 countries.

On an YTD basis, our pace of new accounts has slowed compared to 2007. Through the first nine months of 2008, we have sold 212 new banks and 1260 new enterprise customers for a total of 1472 new accounts. This compares to 313 new banks and 1545 new enterprise customers for a total of 1858 new accounts in 2007. In spite of this lower number of new accounts, our revenue grew 32% over the comparable 3rd quarter of 2007 and 17% over the comparable 9 months of 2007.

What have we learned from this? As Jan Valcke will explain later, our expanding product portfolio allows us to target larger new accounts than before. With our Identikey Server, we can sell to larger Enterprise Security customers, with more users than we were able to serve a year ago.

We also know that VASCO sales people have worked closely with our existing bank and enterprise customers to help them implement strong authentication for their applications. While helping our core business produce very good results, we believe this had an adverse affect on the pace of new accounts in 2008. With our added headcount, our plan is to increase our marketing programs and actions, while focusing more on new accounts going forward.

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Operational highlights for Q3 2008 include the following:

•	VASCO launched our new Enterprise Security Partner Program in EMEA and LAM to maximize Enterprise Security opportunities

•	We announced Digipass Go 7 for Strong User Authentication

•	VASCO introduced the Digipass 810, designed specifically for the Asian markets

•	We published the aXsGUARD survey for July 2008

•	In the U.S., we partnered with Encore Payment Systems to secure remote access with DIGIPASS GO 3 and VACMAN Middleware

•	We announced that WhiteGold would distribute VASCO products and solutions in Australia

•	We launched the Japanese version of our website

Now let’s talk about our business. As you all know, banking has historically contributed a significant portion of the Company’s revenue. However, VASCO’s Digipass authentication is also used to secure many, many other applications, including e-government, healthcare, education, e-gaming, automotive, human resources, social security, legal, accounting, insurance, public transport and many more. In fact, enterprise security revenue has grown at 34% YTD vs. 14% for banking.

Let’s examine some of these non-banking applications. First, the e-gaming sector. Thanks to strong authentication, Internet gamers’ accounts are secured from fraudsters trying to steal their gaming credits and Avatars. Account hacking poses a real threat which may erode customers’ confidence and their continued subscription participation. Blizzard Entertainment, with its World of Warcraft game, realized the need for a secure online gaming platform and now offers its Blizzard Authenticator to protect gamers’ accounts. We believe that secure accounts will prove to be key to the success of online gaming developers and providers alike.

Another example is the Goethe Institute which organizes programs and events focusing on education, the arts, society, media, science and research. Headquartered in Munich, Germany, they employ over 3000 people in 77 different countries. Remote employees use VASCO’s Digipass authentication to log on to the corporate network from abroad or at home via a VPN connection.

Our authentication solutions and services are also widely used in the educational sector. The University of Groningen currently secures remote access to their network with Digipass Technology allowing about 20,000 students and 5,500 academic employees to access the university’s network anywhere at any time.

Now let’s talk about the world’s economic turmoil. The financial crisis has been the number one topic in the global media and on everyone’s lips on Wall Street. Governments worldwide are supporting their large financial institutions to help them weather the storm. The credit market is tight and companies are having trouble finding loans to fund new business opportunities.

At this moment, nobody knows what the long-term impact of the financial crisis will be on the global economy. At VASCO, we view this turmoil as an opportunity. First, at a macro level, we believe that more and more banks will place more emphasis on internet banking as it is more cost effective than opening branch offices. Second, we believe that customers will open accounts at multiple banks to maximize the protection they have under the various government guarantee programs (e.g., FDIC in the U.S.) and, as a result, increase demand for our products. Finally, as banks merge we will have increased opportunity in one of two ways. If our customer acquires another bank, we will be able to expand the deployment of our product to the customers of the bank being acquired. If our customer is acquired, we will have the opportunity to open discussions with the new bank based on a strong reference from our existing customer. While we expect that there may be some delays in orders as banks go through the consolidation process, we believe the overall trend will be good for our business.

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In this time of uncertainty, it is also clear that companies with a sound balance sheet, a large installed base and important business potential within and beyond their traditional markets, will prevail. We believe that VASCO is such a company. The company has no long term debt, has a sound cash position, loyal customers and, we believe, a huge growth potential in banking, enterprise security, e-commerce, e-government and in new markets such as e-gaming.

As a conclusion, we believe that VASCO offers the broadest range of strong authentication solutions in the sector, for every application and for any company or institution. Let me remind all of you about what we have been describing for some time. First, VASCO’s strategy is Full-Option, All-Terrain. We offer many different products in order to meet the specific requirements of our varied customer and prospect base. Second, we deliver our strong authentication for use in over 100 different applications. Last, we have a business model that provides a “Sustainable, Repeatable” source of revenue.

Our business outlook and performance remain strong on a global scale. VASCO is a stable, healthy company with a large installed base, a strong balance sheet and important growth opportunities in our existing markets and beyond.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Thank you, Ken.

Ladies and Gentlemen,

We are proud to state that VASCO is doing well despite challenging market conditions.

With regards to products, our strategy as the full option, all-terrain authentication company allows us to offer our best-of-breed authentication solutions to any segment of our customers’ user base. Soon, we expect to announce many more cutting-edge products that will allow us to broaden our customer base and to become even more successful in our key markets banking, enterprise security, e-commerce and e-government.

Our recent investments in non-hardware products already lead to a year over year growing impact of our software revenue.

We invite you all to join us at the upcoming Cartes tradeshow in Paris, France, where we will show our newest R&D successes.

The banking market has lately met with difficulties caused by the worldwide credit crisis. Banks merge, acquire, and are acquired. Many of you are asking us what the consequences are for VASCO’s future growth.

Our answer is threefold:

1.	From a global perspective, we believe that fewer banks than one might think are severely touched by the financial crisis. Living in regions that have been hit, such as the U.S. or Western Europe, might give us a wrong impression about the crisis.

2.	We serve two main applications in Internet banking: corporate banking and retail banking. In corporate banking, it is possible that we will experience a slower growth, because there may be fewer new companies starting up and because some existing companies might face bankruptcy. But corporate banking is only a small part of our business.

In retail banking, we hear from our customers that there is an increase in electronic accounts. More people opt for Internet banking. And more people have several e-accounts with multiple banks, because they want to spread their money in order to reduce risk. Some of our customers in the banking sector even see the number of new accounts doubled due to the financial turmoil.

Also, in many countries around the globe, we anticipate that some governments are preparing rules and regulations regarding the security of Internet banking. Let it be clear that VASCO is prepared to take advantage of such opportunities.

3.	Our installed base is an important asset for VASCO’s stability. VASCO’s existing core customers give us recurrent business, due to the growth of their applications. We don’t see any delay in revenue coming from our installed base.

4.

We expect that banks that have already started to deploy our products, will speed up their Digipass roll-out, and increase their efforts to secure more applications. Internet banking is for financial institutions a very

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easy and cost-effective way to reach their customers. Therefore, we are convinced that existing customers will bring us more business.

5.	We cannot exclude that we might have a slowdown in new orders, but at this time we have no indication from the market that this is the case.

Overall, we believe that VASCO is very well-prepared to continue its growth in the banking market. We are still limited in people, so we have to aim before we shoot. But we can still choose our targets.

Our Enterprise business is continuing to evolve positively, as are our e-commerce and e-government markets. As you know, the mix of our different businesses is the key to VASCO’s success. Looking at our EPS for this quarter, we can only conclude that we are on the right track. Even during an investment year our bottom line looks very healthy.

In general, the global market for VASCO is looking positive. We have to be close to the action, though. That’s why we keep opening new offices and why we hire local people in important geographic markets.

In Enterprise Security, we are investing more time and effort towards the larger enterprises. Our Identikey authentication server and our renewed Digipass family are instrumental for this evolution. The consequence is that we win larger contracts, with higher number of users, in Enterprise Security. Here too, we expect our growth to be continuing.

At the beginning of this year, we told you that VASCO would execute an intensive hiring-campaign during 2008. We needed more people, because our organization was reaching its limits. Simply said: we didn’t have enough people to deal with all opportunities in our core business. Currently, most of our new recruits are trained, integrated and brought up to speed. We will continue our investment in recruiting and will maintain our training efforts towards our existing staff. The market climate will probably make recruiting easier. VASCO is convinced that the company is well armed for the future with the right people, the right products and services, the right market strategy and a very strong balance sheet.

Thank you,

Introduce Cliff Bown:

Now, I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer.

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the third quarter of 2008 were $39.7 million, an increase of $9.7 million or 32% over the third quarter of 2007. For the first nine months, revenues were $104.0 million, an increase of $15.2 million or 17% over the comparable period in 2007.

The increase in revenue for the third quarter and first nine months reflected double-digit increases over the prior year from both the Banking and Enterprise Security markets. Revenues from the banking market for the third quarter and first nine months of 2008 increased 37% and 14%, respectively, from the same periods in 2007. Revenues for the third quarter and first nine months of 2008 increased 14% and 34%, respectively, from the Enterprise Security market.

It should also be noted that the comparison of revenues was positively impacted by the weaker U.S. dollar in 2008. We estimate that revenues in the third quarter and first nine months of 2008 were approximately $1.8 million and $5.8 million higher, respectively, than they would have been had the exchange rates in 2008 been the same as in 2007. Excluding the estimated impact of currency, revenues were approximately 26% and 11% higher for the third quarter and nine months ended September 30th, respectively, than in the comparable periods of 2007.

The distribution of our revenue in the third quarter of 2008 between our two primary markets was approximately 83% from Banking and 17% from Enterprise Security. This compares to 80% from Banking and 20% from Enterprise Security in Q3 2007.

For the first nine months of 2008, 82% of our revenue was from Banking and 18% from Enterprise Security and compares to 84% from Banking and 16% from Enterprise Security for the first nine months of 2007.

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Our revenues continue to come predominately from outside of the U.S. The geographic distribution of our revenue in the third quarter was approximately 65% from EMEA (i.e., Europe, Middle East and Africa), 5% from the U.S., 7% from Asia Pacific and the remaining 23% from other countries.

The geographic distribution of our revenue for the first nine months of 2008 was approximately 67% from EMEA, 6% from the U.S., 8% from Asia Pacific and the remaining 19% from other countries.

Gross profit as a percentage of revenue for both the third quarter and first nine months of 2008 was approximately 70%. The rate in 2008 compares favorably to the 67% and 66% reported for the third quarter and first nine months of 2007, respectively.

The increase in gross profit as a percentage of revenue for 2008 compared to 2007 is primarily attributable to four factors:

1.	Our non-hardware revenues continue to grow as a percentage of total revenue,

2.	We had a favorable change in the product mix of our business with card readers declining as a percentage of our total revenues,

3.	We benefited from the strengthening of the Euro compared to the U.S. dollar in 2008 over 2007, and

4.	On a year-to-date basis, as noted previously, our revenues from the Enterprise Security market increased as a percentage of our sales.

Our non-hardware revenues were approximately 23% of total revenue for the third quarter and first nine months of 2008 and compares to 14% of total revenue for the third quarter and first nine months of 2007.

Since the majority of our purchases of inventory are denominated in U.S. dollars, the strengthening of the Euro compared to the U.S. dollar also contributed to the improvement in our gross margins as a percentage of revenue. We estimate that the strengthening of the Euro increased our gross margin percentage by approximate 1.4 percentage points in the quarter and 1.7 percentage points for the first nine months.

Operating expenses for the third quarter of 2008 were $16.4 million, an increase of $4.7 million or 40% from the third quarter of 2007. Operating expenses for the first nine months of 2008 were $47.0 million, an increase of $13.3 million (also 40%) from the same period in 2007.

Operating expenses for the third quarter and first nine months of 2008 included $811,000 and $2.3 million, respectively, related to stock-based incentive plans. Stock-based incentive plan expenses in the third quarter and first nine months of 2007 were $564,000 and $1.5 million, respectively.

It should also be noted that the comparison of operating expenses in 2008 to 2007 was negatively impacted by the weaker U.S. dollar in 2008. We estimate that expenses were $1.4 million or 9% higher for the quarter and $4.3 million or 10% higher for the first nine months than they would have been had the exchange rates in 2008 been the same as in 2007.

For the third quarter, operating expenses increased by $2.6 million, or 42% in sales and marketing, $503,000 or 20% in research and development, and $1.7 million or 63% in general and administrative when compared to the third quarter in 2007. The majority of the increase in the sales and marketing area was related to the Company’s increased investment in sales staff and the cost associated with the opening of sales offices in Brazil, Japan and India. The increase in research and development was primarily attributable to increased compensation expenses. The increase in the general and administrative expense primarily reflected increased headcount and related compensation expenses, professional fees, travel expenses and recruiting costs.

For the first nine months of 2008, operating expenses increased by $6.6 million, or 35% in sales and marketing, $2.2 million or 33% in research and development, and $4.8 million or 66% in general and administrative when compared to the same period in 2007. The reasons for the increases in expense for the first nine months are generally the same as for the third quarter.

Operating income for the third quarter of 2008 was $11.4 million, an increase of $3.2 million or 39% from the $8.3 million reported in the third quarter of 2007. For the first nine months, operating income was $26.3 million in 2008, an increase of $1.8 million or 7% from the $24.6 million reported in 2007

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Operating income as a percent of revenue, or operating margin, was 28.8% for the third quarter and 25.3% for the first nine months of 2008. In 2007, our operating margins were 27.5% for the quarter and 27.7% for the first nine months. The increase in operating margin in the third quarter of 2008 compared to the third quarter of 2007 reflected the leverage in our operating model as the benefits from the increased revenue and the improvement in gross profit as a percentage of revenue exceeded the increase in operating expenses. The decline in the operating margin for the nine month period is attributable to our planned and previously discussed increased investment in our infrastructure that is needed to support future growth.

The Company reported income tax expense of $1.8 million for the third quarter and $5.0 million for the first nine months of 2008. The effective tax rate was 16% for the third quarter and 19% for the first nine months of 2008.

For 2007, the Company reported income tax expense of $2.3 million for the third quarter and $6.9 million for the first nine months. The effective tax rate reported in 2007 was 28% for both the third quarter and the nine month period ended September 30th.

The effective rates for both 2008 and 2007 reflect our estimate of our full-year tax rate at the end of the third quarter in each period. The reduction in the tax rate is primarily attributable to the benefits expected from our new structure related to the company’s ownership of its intellectual property.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) was $11.5 million for the third quarter and $28.4 million for the first nine months of 2008. EBITDA was $2.7 million or 31% higher in the third quarter and $1.9 million or 7% higher than in the first nine months of 2007.

The makeup of our workforce as of September 30, 2008 was 289 people worldwide with 164 in sales, marketing and customer support, 81 in research and development and 44 in general and administrative. The average headcount for the third quarter of 2008 was 64 persons or 30% higher than the average headcount for the third quarter of 2007. The average headcount for the first nine months of 2008 was 58 persons or 28% higher than the average headcount for the same period in 2007.

On the balance sheet, our cash and working capital balances increased during the third quarter of 2008. As of September 30, 2008, our cash balance was $50.7 million, an increase of $8.6 million, or 20% from $42.1 million at June 30, 2008 and an increase of $11.9 million, or 31%, from $38.8 million at December 31, 2007. As of September 30, 2008, our working capital balance was $73.8 million, an increase of $6.9 million, or 10% from $66.9 million at June 30, 2008 and an increase of $21.3 million, or 41%, from $52.4 million at December 31, 2007. We had no debt outstanding during the quarter.

During the quarter our Days Sales Outstanding in accounts receivable decreased to 69 days as of September 30, 2008 from 83 days at June 30, 2008 and from 76 days at December 31, 2007. The decrease in DSO was primarily related to the timing of when sales were made in the quarter.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Ken Hunt Final Remarks:

Summing up, we are pleased with the progress we saw in the business in Q3. It was consistent with our belief that our growth over 2007 results would accelerate in the second half of this year. With regards to the full year, we are reaffirming the guidance that we communicated to you at our last Earnings Call.

•	We expect our full-year revenue to grow from 15% to 25% over full-year 2007.

•	We expect gross margins to be in the range of 60% to 68% of revenue.

•	We expect that full-year 2008 operating income will be in the range of 20% to 25% of revenue.

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In his testimony to the House Budget Committee on Monday of this week, Ben Bernanke predicted the economy is likely to be weak for several quarters, and with some risk of a protracted slowdown. In contrast, we expect to see continued strong order flow and a promising outlook elsewhere in the world where business has not been impacted to the degree found here in the US. However, with this cautious tone in mind, VASCO management feels most comfortable at the mid-range of its revenue guidance.

As described in our last Earnings Call, this guidance reflects the Company’s strategy to continue its aggressive growth by investing in its people and the infrastructure necessary for long-term profitability. It also reflects our evolution to a more software-centric company with a focus on recurring revenues and, in some cases, the recording of deferred revenue over multiple years.

Ladies and gentlemen, thank you for your attendance today. I look forward to your participation in our next Earnings Conference Call for Q4 and full-year 2008. As always, you can rely on VASCO’s people to do their very best!

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